Exhibit 10(a)(3)

AMENDMENT TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BETWEEN IMPERIAL SUGAR COMPANY AND ROBERT A. PEISER

THIS AMENDMENT to the Amended and Restated Employment Agreement between Imperial Sugar Company (the “Company”) and Robert A. Peiser (the “Executive”) (the “Agreement”) is made and entered into this 4th day of December, 2008, by the Company and the Executive.

W I T N E S S E T H:

WHEREAS, the Company and the Executive entered into the Agreement dated April 11, 2002 and amended and restated such Agreement as of December 19, 2005, and thereafter as of October 31, 2007; and

WHEREAS, the Company and the Executive desire to amend the Agreement to ensure that the benefits provided under the Agreement fall within certain exceptions to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); including the short-term deferral exception under Treasury Regulation Section 1.409A-1(b)(4) and the exception for medical benefits paid pursuant to an involuntary separation of service under Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

NOW, THEREFORE, the Company and the Executive do hereby amend the Agreement, effective as of January 1, 2009, as follows:

1.

Subsection (i) of Section (1) of the Agreement is deleted in its entirety and replaced with the following new Subsection (i):

“(i)	‘Good Reason’ means the occurrence of any of the following events without the Executive’s express written consent:

(1)	a material reduction in Executive’s then base salary;

(2)	any material breach by the Company or its successor of any provision of this Agreement;

(3)	a relocation of more than fifty (50) miles of the geographic location at which Executive must perform services; or

(4)	a material diminution in Executive’s authority, duties, or responsibilities.

For an event described in (1) through (4) above to be considered a “Good Reason” event, Executive must provide the Company written notice of the event within ninety (90) days of the initial existence of the event and the Company must fail to remedy the event within thirty (30) days of such written notice.”

2.

The last sentence of Subsection (b) of Section (7) of the Agreement shall be deleted in its entirety and replaced with the following:

“The Company shall pay the Final Pay described in (A) and (B) to the Executive in a cash lump sum within 30 days of the Executive’s Involuntary Termination of Employment.”

3.

A new Section 33 shall be added to the Agreement as follows:

“33. Compliance with Code Section 409A. To the extent any provision of this Agreement becomes subject to Section 409A of the Code and applicable guidance issued thereunder, and the applicable provision does not comply with Section 409A of the Code, the Agreement shall provide the coverage or benefit necessary to comply with such Code Section and/or guidance.”

IN WITNESS WHEREOF, Executive has hereunto set his hand and Company has caused this Amendment to the Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the date set forth above.

EXECUTIVE

Signature:
Name:
Date:

Address for Notices:

IMPERIAL SUGAR COMPANY

By:
Title:
Name:
Date:

2